FROM:          Dreamlife, Inc.
CONTACT:   Pat Pinto
                      Director, Communications and Administration
                      Dreamlife, Inc.
                      (212) 887- 6869

                      Janice Wadge
                      President
                      Regal Greetings & Gifts
                      (905) 670-1126  x 440

DREAMLIFE ANNOUNCES PURCHASE OF REGAL GREETING & GIFTS

NEW YORK -- December 17, 2001 - Dreamlife, Inc. (OTCBB: DLIF) announced today that it has purchased the Regal Greetings & Gifts Division (“Regal”) of MDC Corporation Inc. in a leveraged transaction for approximately $40 million CAD paid in cash and other considerations. The purchase was made through Dreamlife’s wholly-owned subsidiary, RGG Acquisition Inc.

This is Dreamlife’s second acquisition, having acquired Discovery Toys in July 2001.

“We are extremely pleased and excited about the acquisition of Regal,” said James M. Cascino, Chief Executive Officer of Dreamlife. “Combined with Discovery Toys, this step materially moves the company forward in its strategy of acquiring and managing synergistic consumer product companies”

About Regal Greetings & Gifts Inc.

Regal Greetings & Gifts is one of Canada’s leading direct selling organizations with a mission to support, service and provide unique, quality, value-priced products to Canadian consumers through its more than 350,000 Independent Sales Representatives. The Regal product line includes its high quality greeting cards and gift wrap - all printed in Canada -as well as innovative items for personal and home use. In 1928, William McCarthy founded Regal Stationary Co. as a commercial printer of greeting cards, gift wrap and stationary. In 1993, Regal first became a public company on the Toronto Stock Exchange. Today Regal is an operation of MDC Corporation, Inc., a TSE and NASDAQ listed company that also operates a Secure Products Division, Maxxcom marketing communications division and Canada’s leader in distribution of packaged seeds, A.E. McKenzie Co. Inc.

About Dreamlife, Inc.

Dreamlife, Inc. is a company with a mission to acquire and grow consumer product companies. In January 2001, Dreamlife changed to its current business strategy and on July 18, 2001, the company completed its acquisition of Discovery Toys. Founded in 1999, the company’s original goal was to build a personal and professional online network offering an extensive array of individualized coaching, communities, courses and tools. After acquiring related businesses and rights to content and intellectual property, the website was launched in February 2000 and provided members with the resources to enhance their own lives.

Certain statements made herein that use the words “estimate” “project” “intend’” “expect’” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Dreamlife to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Dreamlife’s products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Dreamlife’s business, reference is made to Dreamlife’s reports filed from time to time with the Securities and Exchange Commission.